MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

ARGAN, INC.

and

GEMMA POWER SYSTEMS, LLC

and

GEMMA POWER, INC., and
GEMMA POWER SYSTEMS CALIFORNIA, INC.

and

WILLIAM F. GRIFFIN, JR. and JOEL M. CANINO

i

4.19	Conflicts of Interests	21
4.20	Environmental Compliance	21
4.21	Ownership of the Ownership Interests	22
4.22	Absence of Sensitive Payments	22
4.23	Approval of Transactions; Related Matters	23
4.24	Withholding	23
4.25	Amounts Due From Sellers	23

SECTION 5 - REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF PURCHASER		23
5.1	Organization, Standing, etc	23
5.2	Authorization, etc	24
5.3	No Breach or Defaults Caused by Agreement	24
5.4	Governmental Approvals	24
5.5	Brokers Fees	24
5.6	Authorized Shares of Stock	24
5.7	Capitalization	24
5.8	Voting Stock	24
5.9	No Audit	24
5.10	Net Worth of Purchaser	25
5.11	Private Offering	25

SECTION 6 - CONDITIONS TO CLOSING FOR PURCHASER		25
6.1	Performance of Agreements	25
6.2	Lack of Material Liabilities	25
6.3	Financial Statements	25
6.4	Lack of Defaults	25
6.5	Material Adverse Change	25
6.6	Employment Agreements	26
6.7	Opinion of Counsel	26
6.8	Compliance Certificate	26
6.9	Term Life Insurance	26
6.10	Registration Rights Agreement	26
6.11	[Intentionally omitted.	26
6.12	Release from the Sellers; Payment of Amounts Owed by the Seller]	26
6.13	Certificates; Organizational Documents	27
6.14	Corporate Filings	27
6.15	[Intentionally omitted.]	27
6.16	Release of Buy-Sell Rights	27
6.17	Third-Party Consents or Approvals	28
6.18	Escrow Agreement	28
6.19	Termination of Operating Agreement	28

SECTION 7 - CONDITIONS TO CLOSING FOR THE SELLERS		28
7.1	Performance of Agreements	28
7.2	Compliance Certificate	28
7.3	Registration Rights Agreement	28
7.4	Employment Agreements	29
7.5	Term Life Insurance	29
7.6	Employee Stock Options	29
7.7	Escrow Agreement	29

SECTION 8 - TRANSACTIONS PRIOR TO CLOSING		29
8.1	Taxes	29
8.2	Books of Record and Account; Inspection	29
8.3	Insurance	29
8.4	Entity Existence	29
8.5	Maintenance of Properties	30
8.6	Organizational Documents	30
8.7	Issuances of Ownership Interests	30
8.8	Declaration of Distributions, etc	30
8.9	Material Contracts	30

SECTION 9 - RESTRICTIVE COVENANTS		30
9.1	Covenant Not to Compete	30
9.2	Confidentiality	31
9.3	Non-Solicitation	31
9.4	Acknowledgment by the Sellers	32
9.5	Reformation by Court	32
9.6	Extension of Time	32
9.7	Injunction	32
9.8	Survival	33

SECTION 10 - INDEMNIFICATION		33
10.1	Indemnification by the Sellers	33
10.2	No Circular Recovery	35
10.3	Sellers’ Indemnification Threshold; Cap	35
10.4	Release of Excess Escrowed Stock	36

SECTION 11 - TERMINATION		36
11.1	Termination by Purchaser	36
11.2	Termination by Sellers	36

SECTION 12 - DEFAULT		36
12.1	Events of Default	36
12.2	Termination by Reason of Event of Default or Failure of a Condition Precedent	37
12.3	Waiver by Purchaser	37

SECTION 13 - MISCELLANEOUS		37
13.1	Costs	37
13.2	Attorneys Fees	37
13.3	Relationships to Other Agreements	37
13.4	Titles and Captions	37
13.5	Exhibits	38
13.6	Applicable Law	38
13.7	Binding Effect and Assignment	38
13.8	Notices	38
13.9	Severability	39
13.10	Acceptance or Approval	39
13.11	Survival	39
13.12	Entire Agreement	39
13.13	Counterparts	40
13.14	Securities Matters	40
13.15	Preparation and Filing of SEC Documents	40
13.16	Further Assurances	40
13.17	Tag Along Rights	40
13.18	Access to Company Records	41
13.19	Non-Reliance	41
13.20	Disclaimer	41

SECTION 14 - ESCROW PROVISIONS		42

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of December, 2006, by and among (i) ARGAN, INC., a Delaware corporation (“Purchaser”), (ii) GEMMA POWER SYSTEMS, LLC, a Connecticut limited liability company (“GPS”), (iii) GEMMA POWER, INC., a Connecticut corporation (“GPS-Connecticut”), (iv) GEMMA POWER SYSTEMS CALIFORNIA, INC., a California corporation (“GPS-California”), and (v) WILLIAM F. GRIFFIN, JR. (“Griffin”), and (vi) JOEL M. CANINO (“Canino,” and together with Griffin sometimes hereinafter referred to together as, the “Sellers”).

INTRODUCTORY STATEMENT

A. The Sellers own all of the membership interests of GPS (the “GPS Membership Interests”).

B. GPS is engaged in the engineering and construction of power energy systems and also provides consulting, owner’s representative, operating, and maintenance services to the energy market.

C. GPS-Connecticut and GPS-California are affiliates of GPS and are also engaged in the engineering and construction of power energy systems and also provide consulting, owner’s representative, operating, and maintenance services to the energy market.

D. The Board of Directors of Purchaser and the managers and members of GPS have approved the acquisition of GPS by Purchaser by acquisition from the Sellers of all of the GPS Membership Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do agree as follows:

DEFINITIONS

The following terms when used in this Agreement shall have the following meanings:

“Accounts Receivable” means accounts receivable, Note due from all sources of the Company, and credits for returned or damaged merchandise.

“Act” shall mean the Securities Act of 1933, as the same has been and shall be amended from time to time.

“Adjusted EBITDA of the Companies” shall have the meaning set forth in Section 2.2(d)(iii) hereof.

“Adverse Consequences” means all material actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, net of all tax savings and insurance proceeds actually received by an Indemnitee with respect to any of the foregoing, but not for any punitive, indirect or consequential damages.

“Argan” shall mean Purchaser, Argan, Inc., a Delaware corporation, with its principal offices located at One Church Street, Suite 401, Rockville, Maryland 20850, and its successors and assigns.

“Argan Per Share Value” shall mean Three and 75/100 Dollars ($3.75) per share, being the same price per share as that paid by investors for Argan Common Stock in connection with the Private Offering.

“Argan Common Stock” shall mean the authorized voting common stock of Argan.

“Business Day” shall mean shall mean any day of the week other than Saturday, Sunday or a day on which banking institutions in either New York, New York, or Washington, D.C., are obligated or authorized by law to close.

“Canino” shall mean Joel M. Canino, a member and manager of GPS and a stockholder, officer and director of GPS-Connecticut and of GPS-California, and a signatory to this Agreement.

“Canino Employment Agreement” shall mean the employment agreement to be entered into by Canino and the Company pursuant to Section 6.6 below.

“Cash Consideration” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing” means the transfer of the Ownership Interests to Purchaser and the payment of the Consideration to the Sellers pursuant to this Agreement.

“Closing Date” means the date of Closing, established under Section 3 of this Agreement.

“Closing Date Balance Sheet” means the audited combining and combined balance sheet of the Companies, as at the close of business on the Closing Date, presented on an accrual basis, prepared in accordance with GAAP by the Companies’ Regular CPA.

“Closing Date Financial Statements” shall mean the Closing Date Balance Sheet, together with the related audited combining and combined statement of operations and changes in financial position of the Companies for the period from January 1, 2006 through the close of business on the Closing Date, prepared in accordance with GAAP by the Companies’ Regular CPA, after making all appropriate adjustments required to present same on an accrual basis, using the same accounting methods, historical policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the preparation of the Interim Financial Statements.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” means Gemma Power Systems, LLC, Gemma Power, Inc., and Gemma Power Systems California, Inc. and all of their respective subsidiaries and affiliates (unless the context clearly indicates otherwise). Each of Gemma Power Systems, LLC, Gemma Power, Inc., and Gemma Power Systems California, Inc. (and all of their respective subsidiaries and affiliates, unless the context clearly indicates otherwise) is sometimes referred to as “a Company.”

“Companies’ Regular CPA” means the accounting firm of Kostin, Ruffkess & Company, LLC, Certified Public Accountants, the Companies’ regular independent certified public accountant.

“Confidential Information” has the meaning set forth in Section 9.2 below.

“Consideration” means the aggregate consideration set forth in Section 2 hereof.

“Contingent Cash Consideration” shall have the meaning set forth in Section 2.2(d)(iii) hereof.

“Contract” means any contract, agreement, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding, under which any Company has or may acquire any rights, or has or may become subject to any obligation or liability, or by which any Company or any of the assets owned or used by it is or may become bound.

“December 31, 2007 Financial Statements” shall mean the consolidated balance sheets of the Companies as at December 31, 2007, and the related consolidated statements of income, changes in equity, and cash flow for the twelve month period then ended, prepared by the accounting firm of Grant Thornton (or such other accounting firm as is then regularly engaged by Purchaser), together with the report thereon of said accounting firm, including the notes thereto, prepared in accordance with GAAP, using, to the extent discernable by Grant Thornton or such other accounting firm, the same accounting methods, historical policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the preparation of the Interim Financial Statements.

“Delivery Date” has the meaning set forth in Section 3.1 below.

“Environmental, Health, and Safety Laws” means the United States federal Comprehensive Environmental Response, Compensation and Liability Act of 1990, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, and judicial decisions thereunder of federal, state, local, and foreign governments and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Escrow Agent” shall mean Curtin Law Roberson Dunigan & Salans, P.C.

“Escrow Agreement” shall mean the escrow agreement in the form of the escrow agreement attached hereto as Exhibit 2.2(b).

“Escrowed Stock Consideration” shall have the meaning set forth in Section 2.2(b) hereof.

“Extremely Hazardous Substance” has the meaning set forth in Section 401 of the Emergency Planning and Community Right-to-Know Act of 1996, as amended.

“Financial Statements” means collectively (i) the audited balance sheets of the Companies as at December 31 in each of the years 2002 through 2005, and the related audited statements of income, changes in equity, and cash flow for each of the fiscal years then ended, prepared by the Companies’ Regular CPA, together with the report thereon of the Companies’ Regular CPA, (ii) the Interim Financial Statements, and (iii) the Closing Date Financial Statements, including in all cases the notes thereto; all of which have been prepared in accordance with GAAP.

“GAAP” shall mean in accordance with generally accepted accounting principles, consistently applied.

“GDI” shall have the meaning set forth in Section 4.1(g).

“GPS-California Stock” shall have the meaning set forth in Section 4.21.

“GPS-Connecticut Stock” shall have the meaning set forth in Section 4.21.

“GPS-Hartford” shall mean Gemma Power Hartford, LLC, a Connecticut limited liability company wholly-owned by GPS.

“GPS Membership Interests” has the meaning set forth in the introductory statement.

“GPS Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement by and among Purchaser, GPS-Connecticut, GPS-California, Griffin and Canino to be executed contemporaneously with this Agreement.

“Griffin” shall mean William F. Griffin, Jr., a member and manager of GPS and a stockholder, officer and director of GPS-Connecticut and of GPS-California, and a signatory to this Agreement.

“Griffin Employment Agreement” shall mean the employment agreement to be entered into by Griffin and the Company pursuant to Section 6.6 below.

“Hazardous Materials” shall include, without limitation, any pollutants or other toxic or hazardous substances or any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste (including materials to be recycled, reconditioned or reclaimed), oil or petroleum flammable materials, explosives, radioactive materials, hazardous waste, hazardous or toxic substances, or related materials, asbestos requiring treatment as a matter of law, or any other substance or materials defined as hazardous or harmful, or requiring special treatment or special handling by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1901, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Occupational Safety and Health Act of 1970 and the regulations adopted and publications promulgated pursuant thereto.

“Interim Financial Statements” means the internally generated combining and combined balance sheet of the Companies as at September 30, 2006, and the related internally generated combining and combined statements of income, changes in equity, and cash flow for the nine (9) month period then ended, prepared in accordance with GAAP, after making all appropriate adjustments required to present same on an accrual basis.

“Main Facility Lease” shall have the meaning set forth in Section 4.9(b) hereof.

“Material Adverse Change” shall mean any change that is materially adverse to the current business, operations, properties, prospects, assets, or financial condition of any of the Companies, taken as a whole.

“Minimum Net Worth” shall have the meaning set forth in Section 2.2(c) hereof.

“Net Worth” shall mean the total assets of the Companies less the total liabilities of the Companies as those terms are shown on the Closing Date Balance Sheet.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and the operating agreement of any limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity; and (f) any amendment to any of the foregoing.

“Other Stockholders” shall mean the stockholders of GPS-Connecticut other than the Sellers.

“Ownership Interests” shall mean all of the outstanding membership interests of GPS and all of the authorized issued and outstanding capital stock of GPS-Connecticut and GPS-California, including all warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire membership interests or stock of the any of the Companies.

“Private Offering” shall mean the private offering of up to 2,900,000 shares of Argan Common Stock to a limited number of sophisticated investors pursuant to Private Offering Stock Purchase Agreement and the Private Offering Escrow Agreement.

“Private Offering Stock Purchase Agreement” shall have the meaning set forth in Section 5.11 hereof.

“Private Offering Escrow Agreement” shall have the meaning set forth in Section 5.11 hereof.

“Project Contract” shall mean any contract entered into by a Company for the engineering and construction of a power energy system.

 “Project Site” shall mean the physical site of projects under the management or control of any of the Companies pursuant to any Project Contract.

“Registration Rights Agreement” shall mean the Registration Rights Agreement executed by the Sellers and Purchaser pursuant to Section 2.4 hereof.

“SEC” shall have the meaning set forth in Section 2.4.

“Sellers” has the meaning set forth in the preface above.

“Sellers’ Indemnification Threshold” shall have the meaning set forth in Section 10.3.

“Stock Consideration” shall have the meaning set forth in Section 2.2(a) hereof.

SECTION 1

ACQUISITION OF MEMBERSHIP INTERESTS

1.1 Acquisition of Membership Interests. On the Closing Date (as defined in Section 3), and subject to and upon the fulfillment or waiver of the terms and conditions of this Agreement, Purchaser shall acquire from the Sellers all of the GPS Membership Interests.

1.2 Organizational Documents, Management.

(a) Organizational Documents. At Closing, the Organizational Documents of GPS, and of its wholly-owned subsidiary, GPS-Hartford, shall be amended in the manner determined by Purchaser, as sole member of GPS.

(b) Management. At Closing, Purchaser, as sole member of GPS, shall take all appropriate action to elect or appoint the person(s) designated on Schedule 1.2(b) as the manager(s) of GPS, and of its wholly-owned subsidiary, GPS-Hartford, until their respective successors are duly elected or appointed and qualified.

SECTION 2

CONSIDERATION

2.1 Consideration.  The total consideration to be paid by Purchaser to the Sellers (the “Consideration”) shall be an amount equal to Twenty Million One Hundred Twenty-Five Thousand Dollars ($20,125,000), comprised of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) in cash (the “Cash Consideration”) and Eight Million Eight Hundred Seventy-Five Thousand Dollars ($8,875,000) in Argan Common Stock (the “Stock Consideration”), subject to adjustment in accordance with Section 2.2(c). The Consideration shall be determined and paid in accordance with Section 2.2.

2.2 Payment of Consideration; Adjustment of Consideration.

(a) Subject to Section 2.2(c), and except as set forth in Section 2.2(d) below, the Consideration shall be paid at Closing in cash, wire transfer or certified funds in the amount of the Cash Consideration, and through issuance of the number of shares of Argan Common Stock equal in value to the Stock Consideration, such shares valued at the Argan Per Share Value; provided, however, that Purchaser shall retain from the Stock Consideration and not deliver to the Sellers at Closing Argan Common Stock having an aggregate value (valued at the Argan Per Share Value) of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Escrowed Stock Consideration”), but instead at Closing deposit the Escrowed Stock Consideration in escrow with the Escrow Agent to be held pursuant to the Escrow Agreement described in Section 2.2(b) below. At Closing, the Sellers shall receive their respective pro rata shares of the Cash Consideration and the Stock Consideration (less the Escrowed Stock Consideration) as set forth in Schedule 2.2(a).

(b) At Closing, Purchaser shall deliver the Escrowed Stock Consideration to the Escrow Agent to be held and/or released pursuant to the terms and conditions of the Escrow Agreement, substantially in form and substance as set forth in Exhibit 2.2(b).

(c) Notwithstanding anything to the contrary contained in Section 2.2(a), (i) in the event that the Net Worth of the Companies as of the Closing Date, as set forth on the Closing Date Balance Sheet, is less than Four Million One Hundred Thousand Dollars ($4,100,000) (the “Minimum Net Worth”), then such deficiency shall reduce, dollar for dollar, the Cash Consideration paid to the Sellers pursuant to Section 2.2(a) hereof; and (ii) in the event that the Net Worth of the Companies as of the Closing Date, as set forth on the Closing Date Balance Sheet, is greater than the Minimum Net Worth, as set forth on the Closing Date Balance Sheet, then the Cash Consideration paid to Sellers pursuant to Section 2.2(a) hereof shall be increased by the amount by which the Net Worth of the Companies as of the Closing Date, as set forth on the Closing Date Balance Sheet, exceeds the Minimum Net Worth. To enable all parties to determine the Net Worth of the Companies as of the Closing Date, the Sellers shall cause the Closing Date Financial Statements to be delivered to Purchaser on or before January 15, 2007. The Closing Date Financial Statements shall be subject to the Sellers’ and Purchaser’s review. In the event that there is any adjustment to the Cash Consideration pursuant to this Section 2.2(c), the amount by which the Cash Consideration has been reduced, if any, shall be repaid by Sellers to Purchaser, and the amount by which the Cash Consideration has been increased, if any, shall be paid by Purchaser to the Sellers, in either case within two (2) Business Days following the determination of such adjustment.

(d) Notwithstanding anything to the contrary contained in Section 2.2(a), Two Million Nine Hundred Thousand Dollars ($2,900,000) of the Cash Consideration shall not be paid at Closing, but rather shall be paid as follows:

(i) Eight Hundred Ten Thousand Dollars ($810,000) of the Cash Consideration shall be paid on or before January 10, 2007;

(ii) Ninety Thousand Dollars ($90,000) of the Cash Consideration shall be paid on or before April 10, 2007; and

(iii) Two Million Dollars ($2,000,000) of the Cash Consideration (the “Contingent Cash Consideration”) shall be paid if and only if the Adjusted EBITDA of the Companies, as reflected on the December 31, 2007 Financial Statements, is greater than Twelve Million Dollars ($12,000,000), any such amount to be paid at the earlier of: (i) March 31, 2008, or (ii) Purchaser’s receipt of the Escrow Funds following satisfaction of the Escrow Release Conditions, as said terms are defined in and pursuant to the terms and conditions of that certain Second Amended and Restated Financing and Security Agreement, dated December ___, 2006, by and among Purchaser, Bank of America, N.A. and the other parties named therein. Purchaser will not be obligated to pay, and the Sellers will not be entitled to payment of, any portion of the Contingent Cash Consideration if the Adjusted EBITDA of the Companies, as reflected on the December 31, 2007 Financial Statements, is equal to or less than Twelve Million Dollars ($12,000,000). For purposes of this Section 2.2(d)(iii), the “Adjusted EBITDA of the Companies” shall mean earnings of the Companies for the designated period determined in accordance with GAAP, adjusted by adding back all deductions taken in determining such number, if any, for (A) interest expense, (B) income taxes, (C) depreciation, (D) amortization, and (E) corporate overhead of Purchaser allocated to the Companies by Purchaser in the regular course of business. It is understood and agreed that Adjusted EBITDA shall include interest income of the Companies for the designated period.

(e) In the event that any payment or repayment, as the case may be, of the applicable portion of the Cash Consideration payable under Sections 2.2(c) and 2.2(d) above is not timely made, then the party obligated to pay shall also be liable to the party entitled to payment for interest thereon from the date that such payment was due, in accordance with Section 2.2(c) or Section 2.2(d), as the case may be, until paid at an annual rate equal to the sum of (i) the Prime Rate as published in the Money Rates section of The Wall Street Journal on the Business Day prior to the date such payment was due, and (ii) five percent (5%); and for all costs to enforce payments under said Sections 2.2(c) or 2.2(d), as the case may be, including reasonable attorneys’ fees.

2.3 Consideration Allocation. Before the Closing, Purchaser and the Sellers shall negotiate in good faith to determine that portion of the Consideration and other relevant amounts allocable to the Sellers’ covenant not to compete in Section 9.1.  The parties shall prepare and file their respective tax returns consistent with the reporting requirements of Sections 1060. The parties shall take no positions contrary thereto in any tax return, tax contest or other tax filing or proceeding. If any tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

2.4 Registration. Purchaser shall prepare and file a registration statement or similar document in compliance with the Act with respect to Stock Consideration (and the GPS-Connecticut Stock Consideration and the GPS-California Stock Consideration, as said terms are defined in the GPS Stock Purchase Agreement) as soon as practicable following Sellers’ delivery of the Closing Date Balance Sheet. Thereafter, Purchaser shall use its commercially reasonable efforts to obtain from United States Securities and Exchange Commission (the “SEC”) the declaration or ordering of effectiveness of such registration statement or document. Such registration will permit the Sellers, as holders of Argan Common Stock, to sell shares of Argan Common Stock at their discretion, subject to applicable law. Stock certificates issued as part of the Consideration shall be accompanied by any documents necessary to permit the transfer agent to transfer shares of Argan Common Stock as directed by the Sellers. At the Closing Purchaser shall execute and deliver to the Sellers a Registration Rights Agreement in the form attached hereto as Exhibit 2.4.

SECTION 3

CLOSING

3.1 Closing; Deliveries into Escrow . The closing of the acquisition of the GPS Membership Interests (the “Closing”) shall take place on a date designated by Purchaser in a notice given to the Sellers that shall be not earlier than one (1) Business Day nor later than five (5) Business Days following the execution of this Agreement, the Stock Purchase Agreement, and of all documents contemplated under this Agreement and under the Stock Purchase Agreement, and placement thereof, together with all other documents or items to be delivered by the parties at Closing under this Agreement and under the Stock Purchase Agreement (including those items described in Sections 3.2 and 3.3 below) into escrow with the Escrow Agent (the “Delivery Date”) (subject to satisfaction or waiver by the parties of their respective conditions to Closing set forth in Sections 5 and 6, other than such conditions that by their nature must be satisfied with the Closing), or at such other time, date and place as Purchaser and the Sellers may agree (the “Closing Date”).

3.2 Deliveries by Escrow Agent. At or before 2:00 p.m. on the Closing Date, Purchaser shall initiate a wire transfer of immediately available funds in an amount equal to the Cash Consideration (other than the portion thereof to be paid following Closing in accordance with Section 2.2(d)) to an account or accounts to be designated by the Sellers, such designation to be made no later than the Delivery Date. Upon confirmation from either of the parties that said wire transfer of funds has been effected, the Escrow Agent shall be authorized, and hereby agrees, to date as of the Closing Date all documents held by it in escrow which, in accordance with the terms of this Agreement, are to be dated as of the Closing Date and to deliver, and the Escrow Agent shall release from escrow and deliver, (i) to the Sellers stock certificates representing the Stock Consideration described in Section 2, the Registration Rights Agreement, and all other documents and instruments received by it which, in accordance with the terms of this Agreement, are to be delivered by Purchaser to the Sellers at Closing, and (ii) to Purchaser duly endorsed certificates or other evidences of ownership representing all of the GPS Membership Interests together with such other customary documents as may be required to transfer same, and all other documents and instruments received by it which, in accordance with the terms of this Agreement, are to be delivered by Purchaser to Sellers at the Closing.

SECTION 4

REPRESENTATIONS, WARRANTIES AND CERTAIN
COVENANTS OF THE SELLERS AND THE COMPANIES

As a material inducement to induce Purchaser to consummate the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement, but subject to the limitations set forth in Section 10 below, each of the Sellers and the Companies represent and warrant that each of the matters set forth in this Section 4 is true and correct as of the date hereof (or, in the case of the Closing Date Financial Statements to be provided hereafter in accordance with the following provisions of this Section 4 below, will be true and correct as of the Closing Date), and acknowledge that Purchaser’s entry into this Agreement and the GPS Stock Purchase Agreement and the performance of its obligations hereunder and thereunder are made in reliance upon the completeness and accuracy of each of the matters set forth herein. The representations and warranties being made by the Companies shall survive up and until the Closing Date. The representations and warranties being made by the Sellers shall survive as set forth in Section 13.11 below.

4.1 Organization, Qualifications and Company or Corporate Power.

(a) GPS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. Attached as Schedule 4.1(a) is a list of all states in which GPS is qualified to do business. GPS is duly qualified as a foreign limited liability company in each other jurisdiction in which qualification is required.

(b) GPS-Connecticut is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut. Attached as Schedule 4.1(b) is a list of all states in which GPS-Connecticut is qualified to do business. GPS-Connecticut is duly qualified as a foreign corporation in each other jurisdiction in which qualification is required. On or before the Closing Date GPS-Connecticut will file IRS Form 2553 “Election by a Small Business Corporation” in which it elects to be treated as an S corporation pursuant to applicable provisions of the Code.

(c) Gemma Power Hartford, LLC (“GPS-Hartford”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. Attached as Schedule 4.1(c) is a list of all states in which GPS-Hartford is qualified to do business. GPS-Hartford is duly qualified as a foreign limited liability company in each other jurisdiction in which qualification is required. All of the membership interests of GPS-Hartford are owned by GPS.

(d) GPS-California is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Attached as Schedule 4.1(d) is a list of all states in which GPS-California is qualified to do business. GPS-California is duly qualified as a foreign corporation in each other jurisdiction in which qualification is required. GPS-California has duly elected status, and qualifies as of the date of this Agreement, as an S corporation pursuant to applicable provisions of the Code.

(e) Each of GPS and GPS-Hartford has the limited liability company power and authority, and each of GPS-Connecticut and GPS-California has the corporate power and authority, to own and hold its properties and to conduct its businesses as currently conducted and as proposed to be conducted, and to execute, deliver and perform this Agreement, the GPS Stock Purchase Agreement, and all other agreements and instruments related hereto or contemplated hereby to which such Company is a signatory.

(f) Except as set forth on Schedule 4.1(f), none of the Companies owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) any participating interest in any partnership, joint venture, limited liability company, or other non-corporate business enterprise.

(g) Gemma Development, Inc. (“GDI”) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization of Agreement. The execution, delivery and performance by each of the Companies of this Agreement, the GPS Stock Purchase Agreement, and any other instruments or documents required to be executed and delivered hereby, have been duly authorized by all requisite limited liability company or corporate action, as the case may be, and will not (a) violate any applicable provision of law, any order, writ, injunction, decree, judgment, or ruling of any court or other agency of government, the Articles of Organization or the Operating Agreement of GPS or GPS-Hartford, the Articles of Incorporation or Bylaws of GPS-Connecticut or GPS-California, or any provision of any indenture, agreement, insurance policy, bond or other instrument by which any of the Companies, or any of their respective properties or assets, are bound or affected, (b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, insurance policy, bond, agreement or other instrument, (c) result in being declared void, voidable or without further binding effect any license, governmental permit or certification, employee plan, note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement, or other instrument or commitment or obligation to which any of the Companies is a party, or by which any of the Companies, or any of their respective assets, may be bound, subject or affected, or (d) except as otherwise provided in this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever not arising in the ordinary course of business upon any of the properties or assets of any of the Companies.

4.3 Membership Interests; Capital Stock. The membership interests of GPS and GPS-Hartford and the authorized capital stock of GPS-Connecticut and GPS-California and the holders of the issued and outstanding shares of such capital stock are set forth in Schedule 4.3 hereto. Except as disclosed in Schedule 4.3, there is no (i) subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any membership interests or shares of any class of capital stock of any of the Companies, which is authorized or outstanding, (ii) none of the Companies has any commitment to issue any membership interests, shares, warrants, options or other such rights or to distribute to holders of any membership interests or any class of its capital stock any evidence of indebtedness or assets, (iii) none of the Companies has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any membership interests or shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) none of the Companies has any obligation or commitment to register under the Act any securities issued or to be issued by it. All of the outstanding membership interests and all of the issued and outstanding shares of the capital stock of the Companies, as the case may be, have been validly issued in compliance with all federal and state securities laws and are fully paid and non-assessable.

4.4 Financial Statements. The Companies have delivered the Financial Statements to Purchaser (or with respect to the Closing Date Financial Statements will timely deliver same to Purchaser in accordance with the terms of this Agreement). Subject to the provisions of the Disclaimer set forth in Section 13.20 of this Agreement, the Financial Statements are, or will be, as the case may be, true, complete and correct, have been, or will be, as the case may be, prepared in accordance with GAAP and fairly present the financial condition of the Companies as of such respective dates and the results of operations for the respective periods then ended after making, with respect to the Interim Financial Statements and the Closing Date Financial Statements, all appropriate adjustments required to present such Financial Statements on an accrual basis. Except as or as will be set forth in such Financial Statements, or as incurred in the ordinary course of business, to the knowledge of the Sellers and the Companies, the Companies have no material obligation or liability, absolute, accrued or contingent, except contingent liabilities as set forth in the Contracts disclosed pursuant to Section 4.11 below, and obligations and liabilities which do not adversely affect the business, property or assets of the Companies.

4.5 Absence of Changes. Except as listed in Schedule 4.5 and since the time period covered by the Interim Financial Statements, none of the Companies has:

(a) Transferred, assigned, conveyed or liquidated any of its assets or entered into any transaction or incurred any liability or obligation which affects the assets or the conduct of its business, other than in the ordinary course of business;

(b) Incurred any Material Adverse Change, or become aware of any fact, circumstance, occurrence or event which could reasonably be expected to result in a Material Adverse Change;

(c) Suffered any material destruction, damage or loss relating to its assets or the conduct of its business whether or not covered by insurance;

(d) Suffered, permitted or incurred other than in the ordinary course of business the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) whether or not contingent in nature, or claim upon any of its assets, except for any current year lien with respect to personal or real property taxes not yet due and payable;

(e) Committed, suffered, permitted or incurred any default in any liability or obligation of the Company;

(f) Made or agreed to any change in the terms of any contract or instrument to which it is a party, other than change orders as occur in the regular course of business in connection with any Project Contract;

(g) Knowingly waived, canceled, sold or otherwise disposed of, other than in the ordinary course of business, for less than the face amount thereof, any claim or right relating to its assets or the conduct of its business, which it has against others;

(h) Declared, promised or made any distribution from its assets or other payment from the assets to its members or shareholders, as the case may be (other than reasonable compensation for services actually rendered and pre-closing distributions of cash to Griffin and/or Canino in their capacity as the sole members of GPS, provided same does not result in the failure of the Companies to meet the Minimum Net Worth requirement as set forth in Section 2.2(c)), or issued any additional membership interests, shares or rights, options or calls with respect to its membership interests or shares of capital stock, or redeemed, purchased or otherwise acquired any of its membership interests or shares, or made any change whatsoever in its capital structure;

(i) Paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid or agreed to pay any bonus or salary increase to its executive officers or directors, or made any increase in the pension, retirement or other benefits of its managers, directors or executive officers other than in the ordinary course of business;

(j) Committed, suffered, permitted, incurred or entered into any transaction or event other than in the normal course of business which would increase its liability for any prior taxable year;

(k) Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business; or

(l) Received any notices of, or has reason to believe, that any of its customers or clients have taken or contemplate any steps which could disrupt its business relationship with said customer or client or could result in the diminution in the value of the business of the Company as a going concern.

4.6 Legal Actions. Except as listed on Schedule 4.6, there is no action, suit, investigation, or proceeding pending or, to the knowledge of the Companies or the Sellers, threatened against or affecting the Sellers, any of the Companies, or any of their respective properties or rights, before any court or by or before any governmental body or arbitration board or tribunal and no basis exists for any such action, suit, investigation or proceeding which will result in any material liability or affirmative or negative injunction being imposed on any of the Companies or the Sellers. The foregoing includes, without limiting its generality, actions pending or threatened involving the prior employment of any employees or prospective employees of any of the Companies, or their use, in connection with their respective businesses, of any information or techniques which might be alleged to be proprietary to its former employer(s). In addition, no action, suit, investigation or proceeding has been brought against any of the Companies or the Sellers relating to any claims relating to the presence or effect of Hazardous Materials in any design or construction project or other matter in which any of the Companies or the Sellers have been involved.

4.7 Business Property Rights. To the best of each of the Companies’ or each of the Seller’s knowledge, no person or entity has made or threatened to make any claims that the operations of the businesses of the Companies are or will be in violation of or infringe on any technology, patents, copyrights, trademarks, trade names, service marks (and any application for any of the foregoing), licenses, proprietary information, know-how, or trade secrets (“Business Property Rights”). To the best of each of the Companies’ or each of the Seller’s knowledge, no third party is infringing upon or violating any of the Companies’ Business Property Rights and each of the Companies has the exclusive right to use the same. None of the employees, directors, officers, members or shareholders of any of the Companies has any valid claim whatsoever (whether direct, indirect or contingent) of right, title or interest in or to any of the Companies’ Business Property Rights.

4.8 Liabilities. Except as listed in Schedule 4.8, to the knowledge of the Sellers and the Companies, none of the Companies has any liabilities or obligations, whether accrued, absolute, contingent or otherwise (individually or in the aggregate), which are of a nature required to be reflected in financial statements prepared in accordance with GAAP, including without limitation any liability which might result from an audit of its tax returns by any appropriate authority, except (i) the liabilities and obligations set forth in the Financial Statements delivered or to be delivered in accordance with Section 4.4, and (ii) liabilities and obligations incurred for the purpose of enabling the Companies to conduct their normal business (in each case in normal amounts and incurred only in the ordinary course of business). Except as disclosed in the Financial Statements (or to be disclosed in the Closing Date Financial Statements), to the knowledge of the Sellers and the Companies, none of the Companies is in default with respect to any liabilities or obligations and all such liabilities or obligations are shown and reflected in the Financial Statements (or will be shown and reflected in the Closing Date Financial Statements), and such liabilities incurred or accrued subsequent to the Companies’ incorporation, have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business.

4.9 Ownership of Assets and Leases.

(a) Attached hereto as Schedule 4.9(a) is a complete and correct list and brief description, as of the date of this Agreement, of all real property and material items of personal property owned by the Companies and all of the long term capital leases and other agreements relating to any real, personal or intangible property owned, used, licensed or leased (other than term leases of equipment entered into in connection with any Project Contract) by the Companies or any of them. Each of the Companies has good and marketable title to all of its assets, including those listed on Schedule 4.9(a), and any income or revenue generated therefrom, in each case free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except (i) as disclosed and reserved against in the Financial Statements (to the extent and in the amounts so disclosed and reserved against), (ii) for liens arising from current taxes not yet due and payable, and (iii) as separately and specifically set forth on Schedule 4.9(a). Each of the aforementioned leases and agreements of the Companies is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other respective parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and there is not under any of such leases or agreements existing any default of any of the Companies or, to the best of the Companies’ or each Seller’s knowledge, of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). None of the Companies has received any notice of violation of any applicable regulation, ordinance or other law with respect to its operations or assets and, to the best of the Companies’ and the Sellers’ knowledge, there is not any such violation or grounds therefor which could adversely affect any of the Company’s assets or the conduct of its business. None of the Companies is a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets has been granted to anyone. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any claim or right of third persons which may be legally asserted against any asset of the Companies.

(b) GPS’s main facility, located at 2461 Main Street, Glastonbury, Connecticut 06033 (the “Main Facility”), is leased by GPS pursuant to that certain Lease dated October 5, 1999 by and between Glastonbury Bank and Trust Company, as Lessor, and Gemma Power Systems, LLC, as Lessee, which lease was amended pursuant to an Amendment to Lease dated as of the ____ day of July, 2000, a Second Amendment to Lease, effective April 1, 2004, and a Third Amendment to Lease, effective November 1, 2005, a true, correct and complete copy of which lease, and all amendments and modifications thereof (the “Main Facility Lease”), has been provided by the Sellers to Purchaser.

4.10 Taxes. The Companies have paid, or made provisions for the payment of, all taxes due, assessed and owed by them, if any, as reflected on their respective tax returns and have timely filed all federal, state, local and other tax returns which were required to be filed and which were due prior to the Closing Date, except for those taxes set forth on Schedule 4.10(a). All federal, state, local, and other taxes of the Companies accruable since the filing of such returns have been properly accrued on the respective books of each of the Companies. No federal income tax returns for any of the Companies have ever been audited by the Internal Revenue Service or any state or local taxing authority, except as described in Schedule 4.10(b). No other proceedings or other actions which are still pending or open have been taken for the assessment or collection of additional taxes of any kind from any of the Companies for any period for which returns have been filed, and to the Companies’ and the Sellers’ knowledge, no other examination by the Internal Revenue Service or any other taxing authority affecting any of the Companies is now pending. Except for those taxes set forth on Schedule 4.10(a), taxes which any of the Companies were required by law to withhold or collect subsequent to the formation or incorporation of the Companies have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Companies for such payment and are so withheld, collected and paid over as of the date hereof. No waivers of statutes of limitations with respect to any tax returns of any of the Companies, nor extensions of time for the assessment of any tax, have been given by any current employees of any of the Companies. There are not, and there will not be, any liabilities for federal, state or local income, sales, use, excise or other taxes arising out of, or attributable to, or affecting either the assets or the conduct of the business of any of the Companies through the close of business on the Closing Date for which Purchaser will have any liability for payment. After the Closing, there does not and will not exist any liability for taxes resulting from the conduct of the business of any of the Companies through the close of business on the Closing Date, which may be asserted by any taxing authority against the assets of any of the Companies, or the operation of any of their businesses (which liability is not reimbursable pursuant to “pass-throughs” under the Companies’ existing Project Contracts), including without limitation any liability arising from disallowance of any S corporation election by any of the Companies, and no lien or other encumbrance for taxes will attach to such assets or the operation of their businesses. The Sellers agree to give Purchaser immediate notice of any claim or assertion by the Internal Revenue Service, or any other taxing authority, of any such disallowance.

4.11 Contracts, Other Agreements.

(a) Attached hereto as Schedule 4.11(a) is a complete and accurate list, and Sellers have delivered to Purchaser true and complete copies, of:

(i)  each Contract that involves performance of services or delivery of goods or materials by or to one or more of the Companies of an amount or value in excess of $5,000,000, including without limitation Project Contracts and other contracts, subcontracts and agreements for the provision or prospective provision by any Company of engineering, design, procurement, construction, consulting, operation, maintenance or other services;

(ii)  each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of one or more Companies in excess of $500,000;

(iii)  each employment agreement, consulting agreement, or agreement providing for severance payments that obligates or could obligate one or more Companies to make payments in excess of $100,000 per annum;

(iv)  each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Company with any other person or entity;

(v) each Contract containing covenants that in any way purport to restrict the business activity of any Company or any affiliate of a Company or limit the freedom of any Company or any affiliate of a Company to engage in any line of business or to compete with any person or entity; and

(vi)  each Contract providing for payments to or by any person or entity based on sales, purchases, or profits, other than direct payments for goods.

(b) Except as set forth in Schedule 4.11(a), each Contract identified or required to be identified in Schedule 4.11(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(c) Except as set forth in Schedule 4.11(a), no Contract identified or required to be identified in Schedule 4.11(a), including without limitation the Main Facility Lease, will be materially breached or violated as a result of the sale of membership interests or stock contemplated hereunder and under the GPS Stock Purchase Agreement, nor will consummation of such transactions result in a default thereunder or give any party thereto the right to terminate such Contract or any provision thereof, nor will consummation of such transactions require the consent or approval of any other party to such Contract or any other person or entity.

(d) Except as set forth in Schedule 4.11(a),

(i) each Company is in full compliance with all applicable terms and requirements of each Contract, including without limitation the maintenance of all insurance required to be maintained by such Company thereunder;

(ii)  to the best of the Companies’ or each Seller’s knowledge, each other party to any Contract is in full compliance with all applicable terms and requirements of such Contract;

(iii)  no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Company or other person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

(iv)  no Company has given to or received from any other person or entity any notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract identified or required to be identified in Schedule 4.11(a); and

(e) To the extent applicable to any Contract identified or required to be identified in Schedule 4.11(a), the Company has satisfied any performance criteria that it has been required to satisfy through the date of this Agreement, and does not know of any fact or circumstance that would prevent the Company from satisfying any performance criteria that it may be required to satisfy after the date of this Agreement.

(f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Company under current or completed Contracts and no other party to any Contract has made written demand for such renegotiation. For purposes of this Section 4.11(f), “material amounts” shall mean any amounts in excess of $2,000,000.

(g) Attached hereto as Schedule 4.11(g) is a complete and accurate list of (i) each Contract under which any Company has a current warranty obligation, (ii) the remaining period of each such warranty obligation, and (iii) any claim that has been made and remains outstanding under such warranty obligation. Except as set forth on Schedule 4.11(g), no Company has received notice of any warranty claim and, to the knowledge of the Sellers and the Companies, no warranty claim is threatened and no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be anticipated to result in a warranty claim.

4.12 Governmental Approvals. Except as set forth on Schedule 4.12, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement or the GPS Stock Purchase Agreement by any of the Companies, or the continuation of the business of the Companies following the transactions contemplated by this Agreement and the GPS Stock Purchase Agreement.

4.13 Lack of Defaults; Compliance with Law. No default has occurred or exists in performance of any obligation, covenant or condition contained in any note, debenture, mortgage or other contract or agreement of any nature or kind to which any of the Companies or any of the Sellers is a party, nor has any default occurred, nor does any default exist, with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal to which any of the Companies or any of the Sellers is a party. The Companies and the Sellers know of no violation of any law, ordinance, governmental rule or regulation to which any of the Companies or any of the Sellers is subject, nor has any of the Companies or any of the Sellers failed to obtain any licenses, permits, franchises or other governmental authorizations necessary for the ownership of their properties, or to the conduct of their business, or for the legal sale of their products. Each of the Companies has conducted and will conduct its business and operations in substantial compliance with all federal, state, county and municipal laws, statutes, ordinances and regulations, including without limitation the rules, regulations and requirements of the Federal Trade Commission (including all such rules, regulations and requirements relating to truth in advertising), and is in substantial compliance with all applicable requirements of all federal, state, county and municipal regulatory authorities.

4.14 Employees and Employee Benefit Plans.

(a) Schedule 4.14 annexed hereto lists all of the Companies’ Plans. For the purposes of this Agreement, “Plan” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 or any successor law, and rules and regulations issued pursuant to such Act or any successor law (“ERISA”)) and each other plan, arrangement or policy (other than employment agreements with individuals employed by any of the Companies) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by any of the Companies for the benefit of any present or former employees of any of the Companies. All of the Plans listed on Schedule 4.14 which are employee benefit plans within the meaning of Section 3(3) of ERISA are in material compliance with the applicable provisions of ERISA, the Code, and the rules and regulations thereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on any of the Companies. There are no claims (except claims for benefits payable in the normal operation of the Plans), suits, proceedings, and, to the Sellers’ or the Companies’ knowledge, investigations by any governmental agency against or involving any Plan or asserting any rights to or claims for benefits or reimbursements under any Plan. All contributions to the Plans required to be made by any of the Companies in accordance with the terms of the Plans have been timely made and all such contributions have been adequate to ensure that such Plans are fully funded. No event has occurred and, to the Sellers’ and the Companies’ knowledge, no circumstances exist that could adversely affect the tax-qualification of any Plan that is intended to be a tax-qualified plan. To the Sellers’ and the Companies’ knowledge, no event has occurred and no circumstances exist that could adversely affect the tax-qualification of each Plan that is intended to be a tax-qualified plan. None of the Companies has, nor have any of their ERISA Affiliates, ever maintained, contributed to or otherwise had any liability with respect to an employee benefit plan subject to Title IV of ERISA, Section 401 of ERISA or Section 412 of the Code. For purposes of this Section, “ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m), or (o) of the Code including any of the Companies. The transactions contemplated by this Agreement and by the GPS Stock Purchase Agreement will not alone entitle any such employee to any additional payments or benefits or any acceleration of the time of payment or vesting of any benefits under any employee benefit or executive compensation plan, arrangement or agreement maintained by or entered into with any of the Companies. Any amount to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement and by the GPS Stock Purchase Agreement by any employee of any of the Companies under any employment, severance or termination agreement, other compensation arrangement or benefit plan would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). To the Sellers’ and the Companies’ knowledge, each of the Companies and its Plans has materially complied with all required tax filings.

(b) Attached hereto as Schedule 4.14(b) are the names, citizenship and immigration status (with respect to any non-U.S. citizen), of all salaried employees employed by any of the Companies as of the date hereof, and at Closing the Companies will provide an updated list of all such employees as of the Closing Date, such updated list to be initialed by both parties at Closing. To the best of the Companies’ and the Sellers’ knowledge, no employee of any of the Companies is a party to or bound by any contract, or subject to any restrictions (including, without limitation, any non-competition restriction), that would restrict the right of such person to be employed by or to participate in the affairs of the Companies following the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement.

4.15 Insurance; Bonds. Attached hereto as Schedule 4.15 is a complete and correct list and description of all of the policies of liability, property, workers’ compensation and other forms of insurance or bonds carried by the Companies for the benefit of or in connection with their assets and businesses. All of such policies or bonds are in full force and effect and there are no overdue premiums or other payments due on such policies or bonds and the Companies have not received any notice of cancellation or termination of any of said policies or bonds. Neither the Sellers nor the Companies have knowledge of any change or proposed change to any of the rates set forth in the policies or bonds listed on Schedule 4.15 other than as set out therein. No insurance policy, bond or other instrument to which any of the Companies is a party or which has been issued to or for the benefit of any of the Companies, will be materially breached or violated as a result of the transaction contemplated hereunder and under the GPS Stock Purchase Agreement, nor will consummation of such transactions result in a default thereunder or give any party thereto the right to terminate such policy, bond, commitment or arrangement or any provision thereof, or if any consent to or approval of the transaction contemplated hereunder and under the GPS Stock Purchase Agreement is required thereunder, such consent or approval has been obtained.

4.16 Labor and Employment Matters. No labor dispute, strike, work stoppage, employee collective action or labor relations problem of any kind which has materially adversely affected or may so affect any of the Companies or any of their businesses or operations, is pending or, to the best knowledge of the Companies or the Sellers, is threatened. The Companies have complied in all material respects with the reporting and withholding provisions of the Code and the Federal Insurance Contribution Act and all similar state and local laws, and with the federal, state, and local laws, ordinances, rules and regulations with respect to employment and employment practices, terms and conditions of employment and of the workplace, wages and hours and equal employment opportunity.

4.17 Brokers and Finders. Except as listed on Schedule 4.17, neither the Sellers nor any of the Companies have incurred or become liable for any commission, fee or other similar payment to any broker, finder, agent or other intermediary in connection with the negotiation or execution of this Agreement or of the GPS Stock Purchase Agreement or the consummation of the transactions contemplated hereby and thereby. Each of the Sellers agrees to be responsible for paying all broker fees, commissions or other compensation incurred by the Sellers or any of the Companies as a result of the transactions contemplated by this Agreement and by the GPS Stock Purchase Agreement.

4.18 Accounts Receivable.

(a) All accounts receivable of the Companies shown on the Financial Statements reflect (and, in the case of the Closing Date Balance Sheet, will reflect) actual transactions, have (or will have as of the Closing Date) arisen in the ordinary course of business and have been collected or are now (or will be as of the Closing Date) in the process of collection without recourse to any judicial proceedings in the ordinary course of business in the aggregate recorded amounts thereof, less the applicable allowances reflected on the Financial Statements.

(b) Except as set forth on Schedule 4.18(b), the Sellers and the Companies have no knowledge as to any of the accounts receivable of any of the Companies being subject to any lien or claim of offset, set off or counterclaim not provided for by the Companies’ allowance for doubtful accounts as of the date of execution hereof.

4.19  Conflicts of Interests. Except as described in Schedule 4.19, no officer, director, stockholder, manager of member of any of the Companies was or is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or licensee of any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, any of the Companies and none of the Companies has any commitment or obligation as a result of any such transactions prior to the date hereof. Except as described in Schedule 4.19, and except for directly or indirectly holding less than five percent (5%) of the outstanding shares of stock in a company which is publicly traded, none of such officers, directors, stockholders, managers or members currently own, directly or indirectly, individually or collectively, an interest in any entity which is a competitor, customer or supplier of (or has any existing contractual relationship with) any of the Companies.

4.20 Environmental Compliance.

(a) No Environmental Claims. Except as set forth on Schedule 4.20(a) attached hereto, (i) there are no claims, liabilities, judgments or orders, or investigations, litigation or administrative proceedings relating to any Hazardous Materials (collectively called “Environmental Claims”), now pending or, to the knowledge of the Sellers and the Companies, threatened against any of the Companies or relating to any Project Site, and, to the knowledge of the Sellers and the Companies, there are no Environmental Claims now pending or threatened relating to any former Project Site; (ii) neither the Sellers nor any of the Companies have caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to result in liability under Environmental Laws (as hereinafter defined) against any of the Companies or any subsequent owner or operator of a Project Site; and (iii) neither the Sellers nor any of the Companies have assumed (by contract or by operation of law) any liability of any person for cleanup, remediation, compliance or required capital expenditures in connection with any Environmental Claim.

(b) [Intentionally omitted.]

(c) Compliance with Environmental Laws. Each of the Companies has been and is currently in compliance in all material respects with and has received no notice or other communication concerning a claim related to disposal of Hazardous Materials or an alleged violation of any and all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses and other authorizations required by applicable Environmental Laws. As used herein, the term “Environmental Laws” shall mean any federal, state or local law, rule, regulation or order relating to pollution, waste disposal, industrial hygiene, land use or the protection of human health or safety, plant life or animal life, natural resources or the environment.

4.21 Ownership of the Ownership Interests. The Sellers (together with the Other Stockholders with respect to ownership of the GPS-Connecticut Stock) own all of the Ownership Interests beneficially and of record, free and clear of all liens, restrictions, encumbrances, charges, and adverse claims and the Ownership Interests to be purchased hereunder constitute one hundred percent (100%) of issued and outstanding membership interests and capital stock, as the case may be, of the Companies. The names, addresses and percentages of GPS Membership Interests, the issued and outstanding shares of capital stock of GPS-Connecticut (the “GPS-Connecticut Stock”), and the issued and outstanding shares of capital stock of GPS-California (the “GPS-Connecticut Stock”), held by each of the Sellers and each of the Other Stockholders, as the case may be, is set forth on Schedule 4.21.

4.22 Absence of Sensitive Payments. Neither the Sellers nor, to the knowledge of the Sellers and the Companies, any of the directors, officers, stockholders, managers or members of any of the Companies:

(a) has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic);

(b) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

(c)  has made or has agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person, to candidates for public office, whether federal, state or local foreign or domestic, where such contributions were or would be a violation of applicable law.

4.23 Approval of Transactions; Related Matters. Each of the Sellers represents and warrants that such Seller, in his capacity as a member or shareholder of the Companies, and each of the Other Stockholders, in his or her capacity as a stockholder of GPS-Connecticut, (i) approves of and consents to the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement as set forth herein and therein, (ii) waives any notice of a member or shareholder meeting or similar company or corporate formality in connection with the approval of the transactions described herein and therein, (iii) waives any rights to protest or object to the transactions contemplated under this Agreement or under the GPS Stock Purchase Agreement or to the exercise of any statutory remedy of appraisal as to the Ownership Interests owned by such Seller, or by such Other Stockholder, as the case may be, as provided by applicable law, (iv) has received a copy of resolutions approving the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement in accordance with applicable law, and (v) to the extent such Seller or Other Stockholder owes any amounts to any of the Companies pursuant to any promissory note issued by such Seller or such Other Stockholder to the Company, consents to the use of a portion of the Consideration payable to such Seller or such Other Stockholder, as the case may be, to pay off each such promissory note at Closing.

4.24 Withholding. Neither Companies nor either of the Sellers, nor any of the Other Stockholders, is a foreign person or entity, or has other status, such that Purchaser would be required to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement or pursuant to the GPS Stock Purchase Agreement to any holder of the Ownership Interests any amounts under the Code, or any provision of state, local or foreign tax law.

4.25 Amounts Due From Sellers. All amounts due from the Sellers, or either of them, or from the Other Stockholders, or any of them, to any of the Companies have been paid in full.

SECTION 5

REPRESENTATIONS, WARRANTIES AND CERTAIN
COVENANTS OF PURCHASER

As a material inducement to induce the Sellers to consummate the transactions contemplated by this Agreement and by the GPS Stock Purchase Agreement, Purchaser represents and warrants that each of the matters set forth in this Section 5 is true and correct as of the date hereof, and acknowledges that the Sellers’ entry into this Agreement and the GPS Stock Purchase Agreement and the performance of their obligations hereunder and thereunder are made in reliance upon the completeness and accuracy of each of the matters set forth herein. The representations and warranties being made by Purchaser shall survive as set forth in Section 13.11 herein.

5.1 Organization, Standing, etc. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2 Authorization, etc. The execution and delivery of this Agreement, the GPS Stock Purchase Agreement and any other instruments or documents required to be executed and delivered hereby and thereby, and the purchase of the Ownership Interests contemplated hereby and thereby, have been authorized by such authorities or by such court of competent jurisdiction, if any, as may be required by applicable law and constitute valid and binding obligations of Purchaser, enforceable against it in accordance with the terms of this Agreement and the GPS Stock Purchase Agreement, respectively.

5.3 No Breach or Defaults Caused by Agreement. The making and execution, delivery, and performance by Purchaser of this Agreement and the GPS Stock Purchase Agreement does and will not breach or constitute (with due notice or lapse of time or both) any default in any articles, by-laws, agreements, or instruments of any kind or character to which Purchaser is a signatory or a party, or by which it may be bound, subject to, or affected, now or in the future.

5.4 Governmental Approvals. Except as set forth on Schedule 4.12, with respect to which Purchaser is relying on the representations and warranties of the Sellers, no registration or filing with, or consent or approval of, or other action by, any federal, state, or other governmental agency or instrumentality, which has not been made or obtained prior to the execution of this Agreement by Purchaser, is or will be necessary for the valid execution, delivery and performance of this Agreement and the GPS Stock Purchase Agreement by Purchaser, and the continuation of the business of the Companies following the acquisition of the Ownership Interests.

5.5 Brokers Fees. Purchaser represents that there are no brokers involved in this transaction on its behalf.

5.6 Authorized Shares of Stock. There exists sufficient authorized, but unissued, shares of Argan Common Stock necessary to enable Purchaser to satisfy any obligation of it to issue shares of Argan Common Stock pursuant to the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement.

5.7 Capitalization. Purchaser’s authorized and issued and outstanding shares of stock as of the date hereof and as of the Closing are set forth in Schedule 5.7(a) hereof. Said list will include, as of the date of Closing, the shares sold pursuant to the Private Offering. Purchaser has no intention of issuing any additional shares of its stock in anticipation of Closing hereunder. Attached hereto as Schedule 5.7(b) is a list of stock options which the Company has outstanding, the recipients of said options, and the exercise price for each of said stock options. Neither Purchaser nor any subsidiary thereof has any unfunded pension plan or retirement plan liability.

5.8 Voting Stock. The Stock Consideration to be paid to the Sellers under this Agreement and under the GPS Stock Purchase Agreement shall constitute stock of the Purchaser which qualifies as voting stock pursuant to IRC §368(a)(1)(B).

5.9 No Audit. Neither Purchaser nor any subsidiary thereof is under audit by any state or federal taxing authority, and to the knowledge of Purchaser, no such audit is threatened.

5.10 Net Worth of Purchaser. To the knowledge of Purchaser, no facts or circumstances exist, which are not reflected or referenced on Purchaser’s most recent Form 10-QSB, that would cause Purchaser’s liabilities to exceed its assets.

5.11 Private Offering. True and complete copies of that certain Stock Purchase Agreement dated as of December 7, 2006, by and among Argan and the Buyers identified therein (the “Private Offering Stock Purchase Agreement”), and of that certain Escrow Agreement dated as of December 7, 2006, by and among Argan, the Buyers identified therein and the escrow agent identified therein (the “Private Offering Escrow Agreement”), entered into in connection with the Private Offering have been provided to Sellers by Purchaser. The Private Offering Stock Purchase Agreement and the Private Offering Escrow Agreement constitute the only material documents entered into by Purchaser in connection with the Private Offering.

SECTION 6

CONDITIONS TO CLOSING FOR PURCHASER

Purchaser’s obligation to consummate the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement (notwithstanding anything to the contrary contained therein) shall be subject to fulfillment of all of the following conditions on or prior to the Closing, any of which may be waived in writing by Purchaser:

6.1 Performance of Agreements. The Sellers and the Companies shall have performed all agreements contained herein and in the GPS Stock Purchase Agreement and required to be performed by them prior to or at Closing and all of the representations and warranties made by them in this Agreement shall be true and correct as of the Closing Date.

6.2 Lack of Material Liabilities. None of the Companies shall have incurred any material liability, direct or contingent (as that term is ordinarily used), other than in the ordinary course of business, not reflected on the Interim Financial Statements; including, but not limited to, any tax liability resulting from the transactions contemplated hereby, or by the Companies’ compliance with any of the terms and conditions hereof.

6.3 Financial Statements. Purchaser shall have received the Financial Statements other than the Closing Date Financial Statements and Purchaser shall have accepted the Interim Financial Statements.

6.4 Lack of Defaults. No Event of Default (as defined in Section 12 hereof) and no event or condition which, with notice or the lapse of time, or both, would constitute an Event of Default, shall exist.

6.5 Material Adverse Change. No Material Adverse Change, and no event or circumstance that may result in a Material Adverse Change shall have occurred between the date hereof and the Closing Date or exist as of the Closing Date.

6.6 Employment Agreements. Griffin and Canino and the Companies shall have executed those certain Employment Agreements, copies of which are attached hereto as Exhibits 6.6(a) and 6.6(b).

6.7 Opinion of Counsel. Purchaser shall have received an opinion of counsel from the attorneys for the Companies, dated as of the Closing Date, in form and substance substantially similar to that attached hereto as Exhibit 6.7.

6.8 Compliance Certificate. The Sellers and the Companies shall have delivered to Purchaser the certificates, attached hereto as Exhibit 6.8, executed by the Sellers and the respective managers or Presidents, as the case may be, of the Companies dated as of the Closing Date, certifying the fulfillment of the conditions specified in this Section 6 and the accuracy of the representations and warranties contained in Section 4 hereof.

6.9 Term Life Insurance. The Companies shall continue to have in place term life insurance policies on the lives of each of Griffin and Canino, each of such policies (a) to name Purchaser as sole beneficiary (or, to the extent either of such policies do not name Purchaser as owner and as sole beneficiary at the Closing Date, Sellers or the Companies shall produce at Closing completed Transfer of Ownership and Change of Beneficiary forms, on the insurer’s standard form, signed by the owners of said policies, and ready to be delivered to the insurer), (b) to be in form and substance satisfactory to Purchaser, including having terms that expire in 2010, and (c) to be in the amount of not less than Five Million Dollars ($5,000,000). The existing policy on the life of Canino shall remain in full force and effect for the duration of employment by the Companies, or any of them, of Canino, or until the expiration of the term of said policy, if sooner. The existing policy on the life of Griffin shall remain in full force and effect for the duration of employment by the Companies, or any of them, of Griffin, or until the expiration of the term of said policy, if sooner. Each of Griffin and Canino agrees to take whatever action is reasonably required by the insurer to maintain the policy on his life in full force and effect for such time. During the term of employment of Canino the Companies shall pay the premium on policy insuring Canino’s life; and during the term of employment of Griffin the Companies shall pay the premium on the policy insuring Griffin’s life. Upon the termination of Canino’s employment, each of the Companies shall assign to Canino any and all rights which it may have in and to policy insuring his life for the value of the prepaid unearned premium thereof. Upon the termination of Griffin’s employment, each of the Companies shall assign to Griffin any and all rights which it may have in and to policy insuring his life for the value of the prepaid unearned premium thereof.

6.10 Registration Rights Agreement. The Sellers and Purchaser shall have executed the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 2.3.

6.11 [Intentionally omitted.]

6.12 Release from the Sellers; Payment of Amounts Owed by the Sellers. The Sellers shall execute and deliver to Purchaser, in a form satisfactory to Purchaser’s counsel, a release of any claim that they, or either of them, may have against any of the Companies for the repayment of any loan, claim for unpaid compensation (except for accrued and unpaid compensation due to the Sellers in the regular course of business in the event Closing occurs before the close of any regular pay period), claim for indemnification, claim for management fee (except for any accrued and unpaid fee for management services, or portion thereof, due to GDI under the Operating Agreement referenced in Section 6.19 below relating to the period prior to Closing and payable in the regular course of business), or otherwise. All amounts due to any of the Companies from the Sellers, or either of them, shall have been paid in full.

6.13 Certificates; Organizational Documents. Purchaser shall have received copies of the following documents:

(a) a certificate of the Manager or the President of each of the Companies, as the case may be, dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the Organizational Documents of the Company as in effect on the date of such certification; and (ii) that attached thereto are true and complete copies of resolutions adopted by the members or the Board of Directors of the Company, as the case may be, authorizing the execution, delivery and performance of this Agreement and of the GPS Stock Purchase Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and by the GPS Stock Purchase Agreement;

(b) a certificate of the President of GDI dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the Organizational Documents of GDI as in effect on the date of such certification and (ii) certifying to the incumbent officers of GDI; and

(c) such additional supporting documents and other information with respect to the operations and affairs of the Companies as Purchaser may reasonably request.

All such documents described in (a), (b) and (c) shall be satisfactory in form and substance to Purchaser and its counsel.

6.14 Corporate Filings. All relevant documents required be filed with the appropriate governmental agencies in connection with the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement shall be filed and copies thereof shall be attached hereto as Exhibit 6.14.

6.15 [Intentionally omitted.]

6.16 Release of Buy-Sell Rights. The Sellers shall deliver to Purchaser a waiver and/or release of any rights that they may have under any and all operating, stockholder or other agreements by and among the Sellers and/or any of the Companies which would in any way affect the transactions contemplated by this Agreement and by the GPS Stock Purchase Agreement. True and complete copies of all such agreements are attached hereto as Exhibit 6.16.

6.17 Third-Party Consents or Approvals. Except for any necessary third-party consents or approvals not obtained as of the Closing Date, as disclosed on Schedule 6.17, the Sellers shall deliver to Purchaser copies of all consents or approvals of, and evidence reasonably satisfactory to Purchaser of all actions by, any third-party necessary for the valid execution, delivery and performance of this Agreement and of the GPS Stock Purchase Agreement by any of the Companies, including without limitation the consent of any party required under any of the Contracts listed or required to be listed on Schedule 4.11(a).

6.18 Escrow Agreement. The Sellers, the Companies, Purchaser and all other parties thereto shall have executed the Escrow Agreement, a copy of which is attached hereto as Exhibit 2.2(b).

6.19 Termination of Operating Agreement. That certain Operating Agreement dated as of January 1, 2001, by and between GPS and GDI, providing for, among other things, the payment to GDI of a fee for management services as described therein, will be terminated effective as of Closing; any and all amounts payable thereunder, including without limitation the fee for management services, will be paid and satisfied in full; and GDI will release any claims it may have against GPS, including without limitation any claims for indemnification under said Operating Agreement, all pursuant to a Termination Agreement in the form attached hereto as Exhibit 6.19.

SECTION 7

CONDITIONS TO CLOSING FOR THE SELLERS

The Sellers’ obligations to consummate the transactions contemplated under this Agreement and under the GPS Stock Purchase Agreement (notwithstanding anything to the contrary contained therein) shall be subject to fulfillment of all of the following conditions on or prior to Closing, any of which may be waived in writing by Sellers:

7.1 Performance of Agreements. Purchaser shall have performed all agreements contained herein and in the GPS Stock Purchase Agreement and required to be performed by it prior to or at Closing, and all of the representations and warranties made by Purchaser in this Agreement shall be true and correct as of the Closing Date.

7.2 Compliance Certificate. Purchaser shall have delivered to the Sellers the certificate, attached hereto as Exhibit 7.2, executed by its duly authorized officer, dated as of the Closing Date, certifying the fulfillment of the conditions specified in this Section 7 and the accuracy of the representations and warranties contained in Section 5 hereof.

7.3 Registration Rights Agreement. The Sellers and Purchaser shall have executed the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 2.4.

7.4 Employment Agreements. The Companies, Griffin and Canino shall have executed the Employment Agreements, copies of which are attached hereto as Exhibits 6.6(a) and 6.6(b).

7.5 Term Life Insurance. Purchaser shall have assumed responsibility for payment of premiums of each of the life insurance policies described in Section 6.9 above up to the face value of $5,000,000.

7.6 Employee Stock Options. Purchaser shall have resolved to take any and all actions necessary to grant up to 40,000 qualified or unqualified stock options to the employees listed, and in the amounts designated, in Schedule 7.6. All such stock options shall be granted no later than at the first regularly scheduled meeting of the board of directors of Purchaser after Closing, with the strike price of such options being Argan’s stock price at the time of grant, but no lower than $4.50 per share.

7.7 Escrow Agreement. Purchaser, the Sellers, the Companies, and all other parties thereto shall have executed the Escrow Agreement, a copy of which is attached hereto as Exhibit 2.2(b).

SECTION 8

TRANSACTIONS PRIOR TO CLOSING

Between the date of this Agreement and Closing, the managers, executive officers and Board of Directors, as the case may be, of the Companies shall retain full control of the management and business of the Companies. To enable Purchaser to prepare for settlement at Closing, Purchaser, the Sellers and the Companies agree that between the date hereof and Closing:

8.1 Taxes. The Companies will promptly pay and discharge, or cause to be paid and discharged, all federal, state and other governmental taxes, assessments, fees and charges imposed upon it or on any of its property or assets and timely file any returns and reports in connection with the foregoing.

8.2 Books of Record and Account; Inspection. Each of the Companies will maintain at all times proper books of record and account in accordance with GAAP.

8.3 Insurance. The Companies will maintain in effect liability insurance, property insurance, workers’ compensation insurance, and extended coverage insurance on their personal property referenced in Section 4.15 above, and will cause the term life insurance policies on the lives of Griffin and Canino referenced in Section 6.9 above to remain in effect.

8.4 Entity Existence. Each of the Companies shall at all times cause to be done every act necessary to maintain and preserve its existence, rights, franchises, and certifications in the jurisdictions of its organization or incorporation and to remain qualified as foreign limited liability company or corporation, as the case may be, in every jurisdiction in which qualification is required.

8.5 Maintenance of Properties. Each of the Companies shall maintain or cause to be maintained in good repair, working order and condition all tangible properties required for its business.

8.6 Organizational Documents. None of the Companies will amend its Organizational Documents.

8.7 Issuances of Ownership Interests. Except for the issuance of shares of common stock of GPS-Connecticut to the Other Stockholders, none of the Companies will issue any of its Ownership Interests to any person or entity or grant any person or entity an option, warrant, convertible security or any other right or agreement to acquire any membership interests or shares of its capital stock, as the case may be, without the prior written consent of Purchaser.

8.8 Declaration of Distributions, etc. None of the Companies will (i) make, pay or declare any distributions or dividends of cash or property with respect to its issued Ownership Interests (except for pre-closing distributions of cash to Griffin and Canino in their capacity as the sole members of GPS, provided same does not result in the failure of the Companies to meet the Minimum Net Worth requirement as set forth in Section 2.2(c)); (ii) directly or indirectly redeem, repurchase or otherwise reacquire any of its Ownership Interests; (iii) increase the salary or pay any bonuses to any management employees, officers, directors, managers or members of the Company, if such action decreases the Net Worth of the Companies below the Minimum Net Worth set forth in Section 2.2(c).

8.9 Material Contracts. None of the Companies shall enter into, assume, renew or permit to be renewed (including by not giving a permitted notice of termination) any contract, lease or obligation outside the ordinary course of business. Except as expressly set forth therein, none of the Companies shall modify, amend, terminate, waive or release any benefit or right under any employment agreement, or any other material agreement to which any of the Companies is a party, without the prior written consent of Purchaser, other than amendments or modifications to agreements made in the regular course of business (e.g., change orders in connection with any Project Contract).

SECTION 9

RESTRICTIVE COVENANTS

9.1 Covenant Not to Compete.  Except as authorized by Purchaser or by the terms of this Agreement, at all times during the period of five (5) years from the Closing Date (the “Restrictive Period”), neither Griffin nor Canino shall, directly or indirectly, alone or with others, engage in any competition with, or have any financial or ownership interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, manager, member, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the business of the Companies; provided that such provision shall not apply to (i) Griffin’s or Canino’s ownership of Argan Common Stock, (ii) Griffin’s or Canino’s ownership of interests in entities which may develop, own and operate (but not design or build) power plants, or (iii) or the acquisition by Griffin or Canino, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as neither Griffin nor Canino controls, acquires a controlling interest in or becomes a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock or other indicia of ownership of such issuer. For purposes of clause (ii) of this Section 9.1 above, and for clause (b) of Section 9.3 below, “develop” or “development of” power plants shall mean the usual and customary actions taken by an owner or potential owner of a power plant to obtain licenses, permits or other governmental approvals required in order to own and operate a power plant, but not the designing or constructing of a power plant.

9.2 Confidentiality. The Sellers shall not divulge, communicate, use to the detriment of the Companies or Purchaser, or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Companies or Purchaser. Any Confidential Information or data now or hereafter acquired by the Sellers with respect to the business of the Companies or Purchaser (which shall include, but not be limited to, information concerning the Companies’ or Purchaser’s financial condition, prospects, technology (including Business Property Rights), personnel information, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Companies or Purchaser, as the case may be, that is received by each of the Sellers in confidence and as a fiduciary, and each of the Sellers shall remain a fiduciary to Purchaser with respect to all of such information. For purposes of this Agreement, “Confidential Information” means all trade secrets and information disclosed to the Sellers or known by the Sellers as a consequence of or through the unique position of their employment with any of the Companies or otherwise (including information conceived, originated, discovered or developed by either of the Sellers and information acquired by any of the Companies from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Sellers), about any of the Companies, Purchaser or their respective businesses. Notwithstanding the foregoing, nothing herein shall be deemed to restrict Griffin from disclosing Confidential Information as required to perform his duties under the Griffin Employment Agreement, or to restrict Canino from disclosing Confidential Information as required to perform his duties under the Canino Employment Agreement, or to the extent required by law.

9.3 Non-Solicitation. At all times during the Restrictive Period, the Sellers shall not, directly or indirectly, for themselves or for any other person, firm, corporation, company, partnership, association, venture or business or any other person or entity: (a) solicit for employment, employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of any of the Companies or Purchaser (other than Raymond J. Bednarz and Fred Kresse); and/or (b) call on or solicit any of the actual or targeted prospective customers or clients, or any actual independent contractors, subcontractors, distributors or suppliers, of any of the Companies (except in connection with the Sellers’ development, ownership and operation (but not the designing or building) of power plants) or Purchaser on behalf of themselves or on behalf of any person or entity in connection with any business that competes with the business of the Companies, nor shall either of the Sellers make known the names or addresses or other contact information of such actual or prospective customers or clients, or any such actual independent contractors, subcontractors, distributors or suppliers, or any information relating in any manner to the Companies’ trade or business relationships with such actual or prospective customers or clients, or any such actual independent contractors, subcontractors, distributors or suppliers, other than in connection with the performance by Griffin of his duties under the Griffin Employment Agreement and the performance by Canino of his duties under the Canino Employment Agreement.

9.4 Acknowledgment by the Sellers. Each of the Sellers acknowledges and confirms that the restrictive covenants contained in this Article 9 (including without limitation the length of the term of the provisions of this Article 9) are required by Purchaser as an inducement in enter into this Agreement and the GPS Stock Purchase Agreement and to complete the transactions contemplated hereby and thereby, are reasonably necessary to protect the value of the Ownership Interests Purchaser is to acquire under this Agreement and under the GPS Stock Purchase Agreement and the legitimate business interests of the Companies and Purchaser, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Each of the Sellers further acknowledges that the restrictions contained in this Article 9 are intended to be, and shall be, for the benefit of and shall be enforceable by, Purchaser and its successors and assigns. Each of the Sellers expressly agrees that upon any breach or violation of the provisions of this Article 9, Purchaser shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 9.7 hereof; and (b) such damages as are provided at law or in equity. The existence of any claim or cause of action against any of the Companies or Purchaser or their respective affiliates, whether predicated upon this Agreement, the GPS Stock Purchase Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Article 9.

9.5 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 9 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 9 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

9.6 Extension of Time. If either of the Sellers shall be in violation of any provision of this Article 9, then each time limitation set forth in this Article 9 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If Purchaser seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 9 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by either of the Sellers.

9.7 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by either of the Sellers of any of the covenants contained in Article 9 of this Agreement will cause irreparable harm and damage to the Companies or Purchaser, as the case may be, the monetary amount of which may be virtually impossible to ascertain. As a result, each of the Sellers recognizes and hereby acknowledges that the Companies or Purchaser shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 9 of this Agreement by either of the Sellers or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Companies or Purchaser may possess.

9.8 Survival. The provisions of this Article 9 shall survive the Closing.

SECTION 10

INDEMNIFICATION

Subject to the conditions, limitations and terms as set forth in this Section 10 (including without limitation the Sellers’ Indemnification Threshold, the Sellers’ Indemnification Cap, and the time limitations hereinafter set forth), each of the Sellers shall indemnify, defend (with counsel acceptable to the indemnified party) and hold harmless Purchaser and its subsidiaries and affiliates, and their respective directors, officers, shareholders, members, managers, agents, employees, representatives, successors and assigns (each in its capacity as an indemnified party, a “Buyer Indemnitee”) from and against and in respect to the following (in addition to any losses otherwise specifically indemnified against in this Agreement):

10.1 Indemnification by the Sellers.

(a)  Breach. Subject to the provisions of this Section 10 and except as otherwise more specifically set forth herein, each of the Sellers hereby covenants and agrees to indemnify, defend, protect, and hold harmless each Buyer Indemnitee at all times from and after the date of this Agreement from and against all Adverse Consequences suffered or incurred by such Buyer Indemnitee (i) as a result of or incident to any material breach of any representation or warranty of the Companies or the Sellers set forth in Section 4 of this Agreement (including without limitation representations or warranties with respect to income and other tax matters as set forth in Section 4.10), (ii) as a result of or incident to any material breach or nonfulfillment by the Companies or the Sellers of, or any noncompliance by any of the Companies or either of the Sellers with, any covenant, agreement, or obligation contained herein or in any certificate delivered in connection herewith, or (iii) resulting directly from the material inaccuracy of any list, certificate or other instrument delivered by or on behalf of the Sellers or the Companies in connection herewith.

(b) Environmental Indemnification. The Sellers hereby covenants and agrees to indemnify and defend each Buyer Indemnitee and hold each Buyer Indemnitee harmless from and against any and all damages, losses, liabilities, costs and expenses of removal, relocation, elimination, remediation or encapsulation of any Hazardous Materials, obligations, penalties, fines, impositions, fees, levies, lien removal or bonding costs, claims, actions, causes of action, injuries, administrative orders, consent agreements and orders, litigation, demands, defenses, judgments, suits, proceedings, disbursements or expenses (including without limitation, attorney’s and experts’ reasonable fees and disbursements) of any kind and nature whatsoever resulting from the operation of the Companies business as of the Closing Date: (i) which (A) is imposed upon, or incurred by, a Buyer Indemnitee by reason of, relating to or arising out of the violation by any of the Companies prior to the Closing of any Environmental, Health, and Safety Laws, (B) arises out of the discharge, dispersal, release, storage, treatment, generation, disposal or escape of any Hazardous Materials, on or from any Project Site as of the Closing Date, or (C) arises out of the use, specification, or inclusion of any product, material or process containing Hazardous Materials, or the failure to detect the existence or proportion of Hazardous Materials in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any Hazardous Materials source as of the Closing Date or the replacement or removal of any soil, water, surface water, or groundwater containing Hazardous Materials; and/or (ii) is imposed upon, or incurred by, a Buyer Indemnitee by reason of or relating to any material breach, act, omission or misrepresentation contained in Section 4.20.

(c) Income Tax Matters. Canino and Griffin severally, but not jointly, shall indemnify, defend and hold harmless each Buyer Indemnitee from and against all Adverse Consequences incurred by any Buyer Indemnitee as a result of or incident to any income taxes imposed on any Buyer Indemnitee or for which any Buyer Indemnitee may otherwise be liable by law or regulation (including, without limitation, the provisions of Treasury Regulation Section 1.1502-6) or contract, for any taxable year or period that ends on or before the Closing Date. The Sellers and the Companies agree that the Companies will take all actions, including making appropriate elections under the Code, to terminate the Companies’ tax years as of the Closing Date and to report and make all allocations of tax items based upon such short tax years.

(i) The Sellers shall furnish to Purchaser copies of the federal, state, and local tax returns of each of the Companies for the period ending on the Closing Date not later than ten (10) Business Days prior to the due date(s) of the filing of such returns, and shall obtain the consent of Purchaser before filing such returns, which consent shall not be unreasonably withheld or delayed beyond the earlier of (i) ten (10) Business Days after Purchaser’s receipt of said copies, or (ii) said due date(s).

(ii) The Sellers shall have the sole right to represent the interests of any Buyer Indemnitee in any tax audit or administrative or court proceeding relating to any taxable period ending on or before the Closing Date, and to compromise, settle, or contest any tax claims in connection therewith in their sole discretion, provided that the Sellers shall provide Purchaser with written notice of their intent to exercise their rights hereunder. Purchaser shall have the right, at its expense, to join the Sellers in any such defense.

(iii) The Sellers shall provide Purchaser with written notice of any claim or assertion by the Internal Revenue Service, or any other taxing authority, of any disallowance of any S corporation election by any of the Companies relating to any period prior to the Closing Date immediately upon learning of any such claim or assertion.

(d) Broker Fee. The Sellers hereby covenant and agree to indemnify each Buyer Indemnitee from any claim made by a broker, finder, agent or other intermediary against any Buyer Indemnitee or any of the Companies after Closing in connection with the negotiation or execution of this Agreement or of the GPS Stock Purchase Agreement or the consummation of the transactions contemplated hereby or thereby.

(e) Costs and Expenses. Except as otherwise provided in this Agreement, all amounts indemnified pursuant to this Section 10 shall include all reasonable costs and expenses of the Buyer Indemnitee, including, but not limited to, the reasonable costs of any actions, reasonable attorneys’ fees, and other reasonable expenses necessary for Buyer Indemnitees to enforce their rights to indemnification granted hereunder, provided they are the prevailing party in any such enforcement actions.

(f) Termination of the Sellers’ Obligations. The Sellers’ obligations to indemnify any Buyer Indemnitee, or to contribute to any party indemnifying any Buyer Indemnitee, pursuant to this Section 10, shall expire one (1) year from the Closing Date, except as to those involving (i) income tax matters, but only with respect to federal, state and local income tax (“Income Tax Matters”), which obligations shall expire sixty (60) days after the expiration date of the applicable statute of limitations for any such income tax claim, (ii) any claim for breach of the Sellers’ representations in Sections 4.3 and 4.21 (“title matters”), which obligations shall expire sixty (60) days after the expiration date of the applicable statute of limitations for any such claim, and (iii) actual fraud or intentional non-disclosure by the Sellers, which obligations shall expire sixty (60) days after the expiration date of the applicable statute of limitations for any such claim under Delaware law; provided, however, that if a claim is asserted prior to the expiration of any of such indemnification periods, then the obligation to indemnify or to contribute shall be extended until the final disposition or termination of such claim.

10.2 No Circular Recovery. Each of the Sellers hereby agrees that he will not make any claim for indemnification against Purchaser by reason of the fact that said Seller was a director, officer, employee, agent or other representative of any of the Companies or any of its subsidiaries (whether such claim is for Adverse Consequences of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any claim for indemnification brought by Purchaser, or its subsidiaries and affiliates, against said Seller.

10.3 Sellers’ Indemnification Threshold; Cap. Notwithstanding anything in this Agreement to the contrary, (a) the Sellers shall not have any indemnification payment obligations hereunder unless and until all Adverse Consequences suffered or incurred by any or all of the Buyer Indemnities resulting from any untrue representation, breach of warranty, nonfulfillment of any covenants, or other indemnified matter exceed the Sellers’ Indemnification Threshold (as defined hereinafter), at which point all amounts to be paid hereunder (including amounts under the Sellers’ Indemnification Threshold) shall be due and owing; and (b) the maximum aggregate liability of the Sellers to the Buyer Indemnitees under this Agreement (the “Sellers’ Indemnification Cap”) shall be the Escrowed Stock Consideration. For purposes of this Section 10.3, the “Sellers’ Indemnification Threshold” shall mean One Hundred Fifty Thousand Dollars ($150,000) in the aggregate. The foregoing limitations shall not apply to indemnification obligations arising from (i) claims relating to Income Tax Matters; (ii) claims relating to title matters; or (iv) subject to the Disclaimer set forth in Section 13.20 of this Agreement, actual fraud or intentional non-disclosure by the Sellers.

10.4 Release of Excess Escrowed Stock. In the event that, as of the expiration of the period during which the Escrowed Stock Consideration is to be held in escrow pursuant to the Escrow Agreement, there is a dispute as to a matter for which the Buyer Indemnities seek indemnification, and the amount in dispute is more than the Sellers’ Indemnification Threshold, but less than the maximum aggregate liability of the Sellers as set forth in Section 10.3 hereof, then, in accordance with the terms of the Escrow Agreement, the Escrow Agent shall release from escrow and deliver to the Sellers that amount of the Escrowed Stock Consideration which is in excess of one hundred twenty percent (120%) of the Buyer Indemnities’ indemnification claim.

SECTION 11

TERMINATION

11.1 Termination by Purchaser. This Agreement and the GPS Stock Purchase Agreement (notwithstanding anything to the contrary contained therein) may be terminated by Purchaser, on or before the Closing Date, upon the occurrence of the following:

(a) If any of the material conditions specified in Section 6 shall not have been met prior to the Closing Date.

(b) If an Event of Default, as defined in Section 12, has occurred, and has not been cured during any applicable cure period.

11.2 Termination by Sellers. This Agreement and the GPS Stock Purchase Agreement (notwithstanding anything to the contrary contained therein) may be terminated by the Sellers, on or before the Closing Date, if any of the conditions specified in Section 5 shall not have been met prior to Closing.

SECTION 12

DEFAULT

12.1 Events of Default. It shall be considered an Event of Default if any one or more of the following events shall occur:

(a) If any statement, certificate, report, representation or warranty of a material nature made or furnished by the Sellers or any of the Companies under this Agreement or under the GPS Stock Purchase Agreement shall prove to have been false or erroneous in any material respect.

(b) The occurrence of any event of default under any contract, financing agreement, note, lease, mortgage, security agreement, factoring agreement or any other obligation of any of the Companies the result of which will have a material adverse effect on the Company, unless any such event of default shall be timely cured under any applicable cure provision or waived by the person to whom or to which the Company is obligated or indebted.

12.2 Termination by Reason of Event of Default or Failure of a Condition Precedent. In the event that prior to Closing an Event of Default shall occur by the Sellers or Purchaser, or if any of the representations or warranties of the parties, as set forth in Sections 4 or 5 above, are breached, and such breach is not waived by the appropriate party, or if any of the conditions precedent to Closing as set forth in Sections 6 or 7 above, are not met and the same are not waived by the appropriate party, then the non-breaching party’s sole remedy shall be to terminate this Agreement and the GPS Stock Purchase Agreement, in which case no party shall be liable to any other party for any claims or damages.

12.3 Waiver by Purchaser. Any failure by Purchaser to insist upon strict performance by the Sellers or any of the Companies of any of the terms and provisions of this Agreement or of the GPS Stock Purchase Agreement shall not be deemed to be a waiver of any of the terms and conditions hereof or thereof and Purchaser shall have the right thereafter to insist upon strict performance thereof by the Sellers or the Companies.

SECTION 13

MISCELLANEOUS

13.1 Costs. Each party shall pay its own expenses incident to the transaction contemplated hereby, including fees and expenses of their attorneys, accountants, appraisers or consultants, whether or not those transactions are consummated at Closing, subject to the indemnification and termination provisions hereof.

13.2 Attorneys Fees. If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

13.3 Relationships to Other Agreements. In the event of a conflict between any of the provisions of this Agreement and any other agreement relating to this transaction between the Sellers, the Companies and Purchaser, including without limitation the GPS Stock Purchase Agreement, the provisions of this Agreement shall control.

13.4 Titles and Captions. All articles or section titles or captions in this Agreement are for convenience of reference and shall in no way define, limit, extend or describe the scope or intent of provisions herein.

13.5 Exhibits. The Exhibits and Schedules referred to herein are hereby made a part hereof.

13.6 Applicable Law. This Agreement is to be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Delaware.

13.7 Binding Effect and Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, personal representative, affiliates, successors and assigns. Notwithstanding the foregoing, neither the Companies nor Purchaser shall have any right to assign any of its or their rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that Purchaser shall be permitted to assign to Bank of America, N.A. (together with its successors and assigns, the "Bank"), all of Purchaser's rights, title and interest in, to and under this Agreement, including all rights of Purchaser to indemnification from the Sellers, as collateral security for the obligations of Purchaser to the Bank.

13.8 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If the Companies then:	Gemma Power Systems, LLC
2461 Main Street
Glastonbury, Connecticut 06033
Attention: Mr. William F. Griffin, Jr. and
Joel M. Canino
Fax: (860) 659-0607

If Griffin then:	Mr. William F. Griffin, Jr.
c/o Gemma Power Systems, LLC
2461 Main Street
Glastonbury, Connecticut 06033
Fax: (860) 659-0607

If Canino then:	Mr. Joel M. Canino
c/o Gemma Power Systems, LLC
2461 Main Street
Glastonbury, Connecticut 06033
Fax: (860) 659-0607

Counsel for the Companies, Griffin and
Canino:	John W. Beck
Siegel, O’Connor, O’Donnell & Beck, P.C.
150 Trumbull Street
Hartford, Connecticut 06103
Fax: (860) 724-3550

If Purchaser then:	Argan, Inc.
One Church Street, Suite 401
Rockville, Maryland 20950
Attn: Arthur Trudel
Fax: (301) 315-0064

Counsel for Purchaser:	David B. Law
Curtin Law Roberson Dunigan
& Salans, PC
1900 M Street, N.W.
Suite 600
Washington, D.C. 20036
Fax: 202/530-4411

13.9 Severability. Inapplicability or unenforceability of any provision of this Agreement shall not impair the operation or validity of any other provision hereof. If any provision shall be declared inapplicable or unenforceable, there shall be added automatically as part of this Agreement a provision as similar in terms to such inapplicable or unenforceable provision as may be possible and be legal, valid and enforceable.

13.10 Acceptance or Approval. By accepting all or approving anything required to be observed, performed, or fulfilled, or to be given to Purchaser pursuant to this Agreement, including, but not limited to, any certificate, balance sheet, statement of profit or loss or other financial statement, or insurance policy, Purchaser shall not be deemed to have accepted or approved the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision, or condition thereof as to third parties.

13.11 Survival. All covenants, representations, and warranties made by the Sellers and Purchaser in this Agreement shall survive the Closing hereunder for a period of one (1) year, except as otherwise specifically provided in this Agreement.

13.12 Entire Agreement. This Agreement, including all Exhibits and Schedules, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation, or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof and no amendments hereto shall be valid unless made in writing and signed by all parties hereto.

13.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

13.14 Securities Matters. By executing this Agreement, Purchaser acknowledges that: (i) Purchaser has been advised that the GPS Membership Interests have not been and will not have been registered under the Act or the applicable securities laws of any state, that the Sellers in transferring such interests to Purchaser will be relying, if applicable, upon the exemption from such registration requirements contained in Section 4(1) or 4(2) of the Act as a transaction by a person other than an issuer, underwriter or dealer and the applicable state exemption; (ii) the GPS Membership Interests may be “restricted” as that term is used in Rule 144 under the Act as a consequence of which Purchaser may not be able to sell the interests unless such interests are first registered under the Act and any applicable state securities laws or unless an exemption from such registration is, in the opinion of counsel, available; (iii) the GPS Membership Interests will be acquired by Purchaser for purposes other than “distribution” as that term is used in Section 2(11) of the Act, and (iv) Purchaser will execute, if Sellers so request, an appropriate letter affirming that its intention with respect to the proposed acquisition of the GPS Membership Interests is that such acquisition be for investment purposes only and not with a view toward resale or distribution thereof.

13.15 Preparation and Filing of SEC Documents. If and whenever, as a result of the transaction contemplated hereunder, Purchaser is under an obligation to provide financial information to, or prepare a filing of any kind with, the SEC, the Sellers shall assist Purchaser in preparing any audited financial statements required by the SEC for this purpose. The cost of preparing any such financial statements shall be borne by Purchaser.

13.16 Further Assurances. From time to time at or after the Closing, upon request, the parties each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other party reasonably may request in order to consummate, complete and carry out the purposes of the transactions contemplated hereby.

13.17 Tag Along Rights.

13.17.1 In the event that one or more holders (the "Tag Along Holders") of common stock of Purchaser (including any successor thereof) shall transfer (or agree to transfer) more than fifty percent (50%) of the outstanding common stock of Purchaser, then Purchaser shall use commercially reasonable efforts to include the Sellers (including any assignees or successors thereof), to the extent that they then hold shares of common stock of Purchaser, in said sale upon the same terms and subject to the same conditions as apply to the Tag Along Holders.

13.17.2 In addition, in the event Purchaser proposes any underwritten secondary offering of its common stock, Purchaser will give prior written notice thereof to each Seller offering them the opportunity to include in any such offering such number of shares as they may request in writing not later than ten (10) days before such filing. Upon receipt by Purchaser of any such request, Purchaser shall use reasonable efforts to cause the managing underwriter to include such shares in such secondary offering.

13.18 Access to Company Records. From and after the Closing, Purchaser shall allow Griffin, Canino, and their respective authorized agents, access to the Companies’ books and records in the event that the same is necessary in connection with any tax audits or other indemnifiable claims, which audit or indemnifiable claim arose with respect to the Sellers’ period of ownership of the GPS Membership Interests prior to the Closing Date.

13.19 Non-Reliance. Purchaser warrants and represents that it has consulted with its attorneys regarding the effect of the Indemnification limitations and the Disclaimer set forth in Article X and Section 13.20, respectively, and that Purchaser has executed this Agreement fully aware of their content, purpose and effect, based upon its sole judgment, belief and knowledge, and after consulting with its own attorneys, and that Purchaser is not relying on any representations or statements made by any other party to this Agreement, or by anyone representing any other party to this Agreement. Purchaser acknowledges that neither the Sellers, nor any agent or attorney of the Sellers, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matters hereof to induce Purchaser to execute this Agreement, and acknowledges that Purchaser has not executed this Agreement in reliance upon any such promise, representation or warranty. Purchaser further acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which have preceded this Agreement, and that it has entered into and executed this Agreement after consultation with said independent counsel. This Agreement is executed voluntarily by Purchaser without any duress or undue influence.

13.20 Disclaimer. In connection with Purchaser’s investigation of the Companies, Purchaser may have received from or on behalf of the Sellers certain projections, including projected statements of operating revenues, income and estimates of percentage of completion from operations of the Companies, which projections are included in the Interim Financial Statements and will be included in the Closing Date Financial Statements. These statements include the costs incurred to the date (as set forth in said statements), the total costs estimated by management as necessary to complete each of said construction jobs, management’s estimate of the contract value and the profit margin based upon those assumptions. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying them), and that Purchaser has received no representation or warranty from any of the Sellers with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying them). All projections of financial or operating results are based on estimates made by the Sellers and there can be no assurance that such results will be realized. Each of the Sellers expressly disclaims any and all liability that may be based upon errors in management’s judgment, and Purchaser agrees not to pursue any action, claim or cause of action against Sellers (including any claim for indemnification or claim based upon fraud) which is based wholly or partially upon the inaccuracy or inadequacy of said estimates, projections and/or forecasts (including the reasonableness of management’s assumptions underlying them).

SECTION 14

ESCROW PROVISIONS

14.1 Each of the parties to this Agreement recognizes and acknowledges that the Escrow Agent is serving solely as an accommodation to the parties, and each of them agrees that the Escrow Agent shall not be liable to any of the parties for any error of judgment, mistake, or act or omission hereunder, or any matter or thing arising out of its conduct hereunder, except for the Escrow Agent's willful misfeasance or gross negligence. The Escrow Agent shall be entitled to rely upon the authenticity of any signature, and the genuineness and/or validity of any writing received by the Escrow Agent pursuant to or otherwise relating to this Agreement.

14.2 The Escrow Agent is acting, and may continue to act, as counsel to Purchaser in connection with the transactions contemplated by this Agreement.

14.3 Each of the parties jointly and severally agrees to indemnify and hold harmless the Escrow Agent from and against any and all costs, claims, damages, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements, whether paid to retained attorneys or representing the fair value of legal services rendered to itself) that may be incurred by the Escrow Agent acting under this Agreement (including, without limitation, any costs incurred by the Escrow Agent pursuant to Section 14.4 hereof) or to which the Escrow Agent may be put in connection with the Escrow Agent acting under this Agreement, except for costs, claims, or damages arising out of the Escrow Agent’s willful misfeasance or gross negligence.

14.4 In the event that: (a) the Escrow Agent shall receive contrary instructions from the parties; or (b) any dispute shall arise as to any matter arising under this Agreement; or (c) there shall be any uncertainty as to the meaning or applicability of any of the provisions hereof, or the Escrow Agent’s duties, rights or responsibilities hereunder, or any written instructions received by the Escrow Agent pursuant hereto, the Escrow Agent shall not itself determine such dispute, controversy or uncertainty, but shall either (i) continue to hold the documents and other items placed with it pursuant to the terms of this Agreement until otherwise directed in writing by joint instruction of the parties, or by a final non-appealable court order, or (ii) at its option, at any time that such dispute, controversy or uncertainty continues, deposit said documents and other items into any court having appropriate jurisdiction.

14.5 Upon the delivery or disposition of the documents and other items placed with it in accordance with the provisions of this Agreement, the Escrow Agent shall thereupon be relieved of, and discharged and released from, any and all liability hereunder and with respect to said documents and other items and Escrow Agent’s obligations under this Agreement shall be deemed to have been completed.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:	ARGAN, INC.

/s/ Sherolyn Nanson	By:	/s/ Arthur Trudel
Name: Arthur Trudel Title: CFO

ATTEST:	GEMMA POWER SYSTEMS, LLC

	By:	/s/ William F. Griffin, Jr.
William F. Griffin, Jr., Manager

ATTEST:	GEMMA POWER, INC.

	By:	/s/ William F. Griffin, Jr.
William F. Griffin, Jr., President

ATTEST:	GEMMA POWER SYSTEMS CALIFORNIA, INC.

	By:	/s/ William F. Griffin, Jr.
William F. Griffin, Jr., President

[Signatures continue on following page]

WITNESS:

	By:	/s/ William F. Griffin, Jr.
WILLIAM F. GRIFFIN, JR.

WITNESS:

/s/ Joel M. Canino
JOEL M. CANINO

Escrow Agent hereby executes the foregoing Agreement for the sole purpose of agreeing to the provisions of Section 3.2 thereof, subject to the provisions of Section 14 thereof.

ESCROW AGENT:

CURTIN LAW ROBERSON DUNIGAN & SALANS, P.C.

By:	/s/ David B. Law
David B. Law, Vice President